Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-237200 on Form S-3 and Registration Statement Nos. 333-207744, 333-218767, 333-225498, 333-233092, 333-245649, 333-258752, and 333-266778 on Form S-8 of our reports dated February 23, 2023, relating to the financial statements of Collegium Pharmaceutical, Inc. (the “Company”), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of Collegium Pharmaceutical, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 23, 2023